EXHIBIT 10.47

[NAME OF EXECUTIVE]

RESTRICTED STOCK AGREEMENT

SPECIAL SHAREHOLDER VALUE GRANT

This Agreement is between                                          (the “Executive”) and Host Marriott Corporation (“Company”), a Maryland corporation, and governs a grant of restricted shares of common stock of the Company to the Executive pursuant to the 1997 Host Marriott Corporation and Host Marriott, L.P. Comprehensive Stock and Cash Incentive Plan, as amended (the “Plan”). The Company and the Executive agree as follows:

1.    Restricted Stock Grant. Upon the terms and subject to the terms and conditions set forth in the Plan and in this Agreement, including, but not limited to, Section 5 of this Agreement, the Executive has been granted                                  restricted shares of the Company’s common stock (the “Restricted Stock”) effective February 9, 2006.

2.    Vesting Schedule and Release. The grant of Restricted Stock to the Executive shall be subject to certain restrictions and risks of forfeiture as set forth in Section 5. Subject to the foregoing and Section 13 below, the shares shall vest according to the following schedule:

•	25% or shares on February 9, 2006;

•	25% or shares on February 9, 2007:

•	25% or shares on February 9, 2008; and

•	25% or shares on February 9, 2009.

In the event that a vesting date falls on a Saturday or Sunday or a day on which the New York Stock Exchange is not open for the transaction of business, then the shares shall vest on the next business day. The shares shall be released by the Company and the restrictions shall be removed as soon as practicable after each applicable vesting date.

3.    Restricted Stock Account. Unless and until the shares of Restricted Stock have vested in the manner required under this Agreement, the shares shall be deposited in a restricted stock account for the Executive at the Company’s transfer agent. The Company reserves the right at its sole discretion to change the financial institution in which the shares are deposited. The certificate or certificates representing the Restricted Stock will not be delivered to the Executive unless and until the shares have vested pursuant to the terms of the Plan and this Agreement and all other terms and conditions in this Agreement and under the Plan have been satisfied.

4.    Voting Rights and Dividends. The Executive has the right to vote the full number of shares of Restricted Stock, except to the extent shares are forfeited. The Executive shall not be paid any dividends with respect to the Restricted Stock until the Executive has become vested in the shares. At the time of vesting, the Executive shall receive a cash payment equal to the aggregate dividends (without interest) that the Executive would have received if the Executive had owned all the shares in which the Executive had vested for the period beginning on the date of grant of those shares, and ending on the date of vesting. No dividends shall be paid to the Executive with respect to any shares of Restricted Stock that are forfeited by the Executive.

In the event any or all of the shares of Restricted Stock are split, or combined, or in any other manner changed, modified or amended, or the Company is recapitalized, restructured, or reorganized, the Executive shall receive such number of new shares or equivalent equity interest and value so that the value of any remaining shares of restricted stock under this Agreement is not diminished or adversely impacted in any manner.

5.    Restrictions and Forfeiture. The Executive shall not sell, pledge, transfer, subject to lien, assign or otherwise hypothecate the shares unless and until the shares have vested, and certificates have been issued, recorded and delivered and all other terms and conditions set forth in this Agreement and the Plan have been satisfied. Any attempt to do so contrary to the provisions of this Agreement shall be null and void.

[Name of Executive]

Shareholder Value Restricted Stock Agreement

The balance of any shares of Restricted Stock that have not vested shall be forfeited in the event that the Executive has not continued in the Company’s employment through the applicable vesting date set forth in Section 2 for any reason other than the Executive’s death or Disability (as defined in Section 13) unless otherwise provided in Section 12 of this Agreement.

6.    Other Stock Awards. The Executive understands and agrees that the Restricted Stock award is a unique one-time grant at the discretion of the Compensation Policy Committee and the Executive is not entitled to receive any additional stock options award, deferred bonus stock awards or additional Restricted Stock (other than awards granted and still in effect and the shares of Restricted Stock granted on February 9, 2006). The Compensation Policy Committee of the Board of Directors (the “Committee”) reserves the right to make additional long-term incentive awards to individuals in cases where it believes doing so is in the best interests of the Company and its stockholders.

7.    The Plan. The awards made by the Committee and described in this Agreement are made in accordance with and subject to the Plan. The terms of this Agreement are intended to be in full accordance with the Plan. However, in the event of any potential conflict between any term of this Agreement and the Plan, this Agreement shall automatically be amended to comply with the terms of the Plan.

8.    Modifications to Agreement. This Agreement represents the full and complete understanding between the Executive and the Company on the subjects covered. The Executive expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement. This Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties. This Agreement shall only be modified by the express written agreement of the parties.

9.    Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, Host Marriott Corporation, 6903 Rockledge Drive, Bethesda, MD 20817, Attention: Human Resources, or at such other address as the Company may designate in writing.

11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to choice of law or conflict of law rules.

12.    Termination Policy. This Agreement is not an employment contract. This Agreement is, however, a contract creating enforceable rights between the Company (and any successor) and the Executive regarding the Restricted Stock. This Agreement is subject to the “Host Marriott Corporation Severance Plan for Executives” (the “Severance Plan”), attached hereto as Exhibit A. If the Executive’s employment with the Company is terminated for Cause (as defined in the Severance Plan) or by the Executive without Good Reason (as defined in the Severance Plan), then all unvested and unreleased shares of Restricted Stock shall be forfeited. If the Executive’s employment with the Company is terminated without Cause or by the Executive with Good Reason not following a Change in Control, then the amount of Restricted Stock scheduled to vest in such year shall vest and all restrictions thereon shall be removed. If the Executive’s employment with the Company is terminated by (i) reason of the Executive’s death, (ii) Disability, (iii) the Company without Cause following a Change in Control or (iv) the Executive with Good Reason following a Change in Control, then all shares of Restricted Stock shall vest and all restrictions thereon shall be removed.

13.    Disability; Death; Designation of Beneficiary. In the event of Executive’s Disability (as defined in the Severance Plan) or death, all shares of Restricted Stock shall vest and restrictions shall be released.

[Name of Executive]

Shareholder Value Restricted Stock Agreement

14.    Taxation The Executive understands that upon removal of the restrictions on the shares of Restricted Stock, a taxable event will occur and Executive will be responsible for payment of taxes due. The Committee may condition the delivery of any shares or any other benefits under this Agreement on the satisfaction of applicable withholding requirements. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Executive, through the surrender of shares of common stock of the Company that the Executive already owns, or through the surrender of shares of Restricted Stock to which the Executive would otherwise be entitled under this Agreement provided, however, that if the withholding obligation arises during a period in which the Executive is prohibited in trading in the Company’s equity securities by reason of the Federal securities laws, or any Company policy regarding insider trading, then the Company shall automatically withhold the number of shares with a Fair Market Value equal to the minimum amount required to be withhold from the Restricted Stock to which the Executive would otherwise be entitled under this Agreement.

15.    Confidential Information. In consideration of the grant of Restricted Stock the Executive hereby agrees that the Company has made and will make available to the Executive, and the Executive will have access to, certain Confidential Information of the Company and its affiliates. The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of the Executive’s employment with the Company or otherwise, whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates. Accordingly, the Executive shall at all times keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of his/her employment with the Company, and will safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way the Executive’s duties and obligations to the Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates, including, without limitation, the Company’s contractor, customer, supplier and vendor lists and information, marketing strategies, pricing policies or characteristics, product or product specifications, designs, software systems, leasing costs, cost of equipment, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, trade secrets or other information of similar character. For purposes of this Agreement, Confidential Information shall not include (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons other than employees of the Company, its subsidiaries, and affiliates not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process.

[Name of Executive]

Shareholder Value Restricted Stock Agreement

Accepted by the Executive:	For the Company:

[Name]

Date:	Date:

Beneficiary:

Relationship:

4